EXHIBIT 10.6

ONLINE ENTERTAINMENT, INC.                                    Tel: 303-741-5641
6909 South Holly Circle, Suite 320                               1-800-445-4824
Englewood, Colorado 80112                                     Fax: 303-741-5679

August 20, 1997

Richard L. Doyle
5677 Soledad Rd.
La Jolla, CA 92037

RE: Consulting Letter of Agreement

Dear Mr. Doyle,

The following sets forth the terms whereby OnLine Entertainment, Inc., will employ your services on a consulting basis. For this initial period where your time requirements are likely t be smaller, you will bill OnLine for services rendered at the rate of $100.00 per hour. For every hour of service invoiced, OnLine will issue to you $200.00 worth of restricted common stock. OnLine will issue these shares on a quarterly basis. The price of this issued stock will be determined based upon the average trading price during the three (3) month period that corresponds with the period of work performed. In essence, the number of shares issued will be determined at the rate of one-half of the average trading price of stock over said three month period.

Should OnLine's requirements for your time dramatically increase, we agree that we will determine a different schedule of compensation that will be mutually acceptable.

OnLine   Entertainment   looks   forward  to  a  long  and  mutually   rewarding
relationship. I believe that you offer substantial benefits to our efforts.

My signature below demonstrates OnLines agreement and approval of the terms of our agreement as stated in the body in this letter. Please signify your agreement by signature below and return on original copy to me.


OnLine Entertainment, Inc.

    /s/ Kris Budinger

Kris Budinger
President


Approved on this 25 day of August, 1997

    /s/   Richard L. Doyle

Richard L. Doyle


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DOYLE AND ASSOCIATES                                         MEMORANDUM

Engineering Consultants Since 1976                           RICHARD L. DOYLE
                                                             (619) 459-6504

Kris M. Budinger           14 April 98
President
OnLine Entertainment, Inc.
6909 South Holly Circle, Suite 320
Englewood, CO 80112
Phone No. 303-741-5641 (800-445-4824)
FAX No. 303-741-5679

SUBJECT: Proposal for Test and Analysis of OnLine Entertainment's PFC module and Power Supply

I would be pleased to perform an Analysis of the OnLine Entertainment's 500 to 1000 watt power supply. The initial tasks will concentrate on the PFC front-end (Power Factor Correction Module), but I have included some other areas that could also be addressed at this time. This letter describes a proposal for Engineering tasks necessary for performing this testing and analysis to provide best design practices for meeting CE mark and UL requirements. The work will be performed directly for Kris M. Budinger and/or anyone he designates (Garth, etc.).

This supply will have a universal AC voltage input of 90 to 250 V AC at 50 or 60 Hz. The supply would have one or more DC outputs in the rage of 3.3 to 48 volts DC. A second generation of this supply might be designed for load sharing so that redundant power supplies could be used on the same load for high reliability.

The major objectives of the test and analysis are briefly described as follows:

         1. Perform electrical load, efficiency and thermal testing of the PFC module. this would include running the module at various voltages (90 to 256 Vac), temperatures (-20 to 100 Deg. C), and loads (0%, 10%, 50% and full load) and measuring its performance.
         2. For the entire power supply, perform a review of the electrical schematics and mechanical layout and recommend improvements in design for the purpose of meeting CE mark requirements. This will include: Safety, ESD, EMI, emitted and conducted radiations.
         3. Develop a Specification for the product (POWER SUPPLY) that will be used as design criteria. This will assist Garth and others in selecting proper parts base on operating environment, various loading conditions, maximum and minimum input voltage and other parameters effecting the design. Also include recommendations for power supply protection, load regulation and Ripple and Nose. Include a list of pertinent specifications where applicable.
         4. Perform a thermal analysis by calculating the temperature rise of the critical electrical and electronic parts. Recommend changes to reduce the temperature rise and improve reliability.
Engineering Analysis at the Company Headquarters:

                              DOYLE AND ASSOCIATES
                       5677 Soledad Rd, La Jolla CA 92037
                   Voice (619) 459-6504    Fax (619) 454-3454

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The tasks are as follows and result in a schedule to  completion  of 40 calendar days after award of contract. The tasks are divided into 4 phases and are briefly described as follows:

         Phase 1 Perform electrical load, efficiency and thermal testing of the PFC module.

                      10 days ARO, 32 Hrs. ($3200.).

         Phase 2 Review electrical schematics and mechanical layout and recommend improvements in design for the purpose of meeting CE mark requirements.

                      20 days ARO, 12 Hrs. ($1200.).

         Phase 3 Develop a Specification for the POWER SUPPLY to be used as design criteria. Include a list of pertinent specifications where applicable.

                      30 days ARO, 12 Hrs. ($1200.).

         Phase 4 Perform a thermal analysis by calculating the temperature rise of the critical electrical and electronic parts.

                      40 days ARO, 12 Hrs. ($1200.).

Each Phase will be independent and will have a short technical data package to explain the results.

All work will be performed by me except for some typing which may be contracted out. The Microsoft word and excel disks will be delivered to you to insure correct style and to have documentation on magnetic media. The work will be performed at the Doyle and Associates facility except as noted in this proposal.

The total labor costs for three phases will not exceed $6800.00. This cost figure is based on a maximum of 68 hours (8.5 days) of my consulting time at $100.00 per hour.

No travel costs are expected. However, any travel to Colorado must be pre approved (Signed Travel Authorization Form). This travel will be billed at the allowable (and actual) rates for transportation, meals and lodging. An additional 2 hours of labor will be changed for a 1 day out of San Diego.

I have my own small test facility and the cost of using the equipment is included in the labor charges of Task one above. No other costs, fees or expenses will be charged to or billed to you. Any phase may be stopped at anytime by you and only one phase will be worked on at one time.

All data and drawings are proprietary and will not be provided to anyone other than who you designate in writing.

The above bid includes all costs. You will be billed after each phase (net 30 days). Per our letter of agreement, I will bill you at the rate of $100.00 per hour. For every hour of service invoiced, OnLine will issue me $200.00 worth of restricted common stock. OnLine will issue these shares on a quarterly basis based on an average value of the stock traded.

I will be reporting to both yourself and others as you request.

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It is a  pleasure  to  submit  the  above  proposal  to you and if you  have any questions please contact me at Ph. Nos. 619-618-3701 or 459-6504.

                                        Sincerely Yours,

                                        Richard L. Doyle
                                        Registered C.E. & E.E. (CA)
                                        REE No. 8614, RCE 22955






































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